UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 1, 2007

WASTE CONNECTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

COMMISSION FILE NO. 1-31507

94-3283464
(I.R.S. Employer Identification No.)

35 Iron Point Circle, Suite 200, Folsom, CA 95630
(Address of principal executive offices)

(916) 608-8200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Senior Management Incentive Plan

On February 1, 2007, the Compensation Committee of the Board of Directors of Waste Connections, Inc. adopted the Waste Connections, Inc. Senior Management Incentive Plan. Under the Incentive Plan, certain of our executive officers designated as participants in the Incentive Plan will have the opportunity to earn annual performance bonuses payable in cash based on a targeted percentage of the participant’s annual base salary for the year. While target bonus percentages remain at current levels under the Incentive Plan, each participant has the opportunity to earn up to 175% of the targeted bonus based on the Company’s achievement of certain performance goals. The performance goals for 2007 are based upon budgeted revenue for the year and will be measured by comparing actual results for various financial measures against targeted performance goals for those financial measures, and applying weighting to each financial measure, as determined by the Compensation Committee. In lieu of paying an Annual Performance Bonus in cash, the Compensation Committee may choose to pay some or all of a bonus in restricted stock units issued under our Second Amended and Restated 2004 Equity Incentive Plan or any succeeding plan we may adopt, subject to certain conditions. Grants of such restricted stock units will be valued at approximately 125% of the cash bonus to address the risk and vesting period associated with the underlying stock.

Each participant in the Plan shall also receive an annual Long-Term Incentive Grant of restricted stock units valued at approximately 125% to 150% of the participant’s base salary and subject to a vesting schedule approved by the Compensation Committee.

The terms and provisions of the Incentive Plan shall supersede any contrary terms of a participant’s employment agreement regarding the size and timing of any discretionary annual performance bonuses payable to the participant; all other terms of the participant’s employment agreement shall remain in full force and effect.

Stock Ownership Guidelines for Named Executive Officers

To encourage long-term stock ownership, the Incentive Plan provides that each of our “named executive officers,” as such term is defined in Item 402 of Regulation S-K, is expected to retain at least 50% of all after-tax shares of common stock received from Long-Term Incentive Grants under the Incentive Plan until such participant meets and maintains the following stock ownership thresholds (as valued by the Compensation Committee): (a) for the CEO and President, three times such participant’s base salary; and (b) for other named executive officers, two and one-half times such participant’s base salary.

Annual Base Salaries of Named Executive Officers

Effective February 1, 2007, the following named executive officers of the Company received an increase in their annual base salaries as part of our implementation of changes to our compensation philosophy.

Name and Position	Amount of Increase	New Annual Base Salary
Ronald J. Mittelstaedt, Chief Executive Officer and Chairman	$70,000	$520,000
Steven F. Bouck, President	45,000	385,000
Darrell W. Chambliss, Executive Vice President and Chief Operating Officer	40,000	335,000
Robert D. Evans, Executive Vice President, General Counsel and Secretary	30,000	315,000
Worthing F. Jackman, Executive Vice President and Chief Financial Officer	45,000	310,000

Restricted Stock Grants to Named Executive Officers in Lieu of Cash Bonuses

In lieu of paying cash bonuses earned in 2006, effective February 1, 2007, the Compensation Committee of the Board of Directors granted restricted stock units to the named executive officers of the company, in the following amounts:

Name and Position	Number of Units
Ronald J. Mittelstaedt, Chief Executive Officer and Chairman	9,500
Steven F. Bouck, President	3,400
Darrell W. Chambliss, Executive Vice President and Chief Operating Officer	3,000
Robert D. Evans, Executive Vice President, General Counsel and Secretary	3,000
Worthing F. Jackman, Executive Vice President and Chief Financial Officer	2,600

Annual Long Tem Incentive Grants of Restricted Stock to Named Executive Officers

Effective February 1, 2007, the Compensation Committee of the Board of Directors granted restricted stock units to the named executive officers of the company as follows:

Name and Position	Number of Units
Ronald J. Mittelstaedt, Chief Executive Officer and Chairman	14,000
Steven F. Bouck, President	9,900
Darrell W. Chambliss, Executive Vice President and Chief Operating Officer	8,100
Robert D. Evans, Executive Vice President, General Counsel and Secretary	8,100
Worthing F. Jackman, Executive Vice President and Chief Financial Officer	8,500

The restricted stock units were issued under the Second Amended and Restated 2004 Equity Incentive Plan. Each restricted stock unit represents a contingent right to receive one share of Waste Connections common stock. Subject to the grantee's continued service with the company, units issued to the named executive officers vest over a period of five (5) years from the date of grant, with 20% vesting on the first anniversary of the grant date, and an additional 20% vesting each of the second, third, fourth and fifth anniversaries of the grant date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Senior Management Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE CONNECTIONS, INC. (Registrant)

Date: February 7, 2007	By:	/s/ Worthing F. Jackman
Worthing F. Jackman, Executive Vice President and Chief Financial Officer